Exhibit 99.1

NEWS RELEASE

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CONTACTS
Media	Investor Relations
Angela Howland Blackwell: 585-678-7141	Patty Yahn-Urlaub: 585-678-7483
Cheryl Gossin: 585-678-7191	Bob Czudak: 585-678-7170

Constellation Brands Increases its Board of

Directors; Elects Robert Hanson of

American Eagle Outfitters, Inc. and

Judy Schmeling of HSN, Inc.

VICTOR, N.Y., Feb. 27, 2013 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), the world’s leading premium wine company, announced today that its board of directors increased the size of the board from nine to 11 members. In addition, the board elected Robert Hanson, 50, chief executive officer (CEO) of American Eagle Outfitters, Inc. and Judy Schmeling, 53, executive vice president and chief financial officer (CFO) of HSN, Inc., effective today.

“We are very pleased to welcome Robert and Judy to the board of directors and believe their experience in consumer-driven industries will provide excellent guidance as Constellation continues to focus on building brands that people love,” said Richard Sands, chairman of the board. “We look forward to the contributions they will make to our organization.”

Hanson has served as CEO and a member of the board of directors of American Eagle Outfitters since January 2012. The company is a $3.1 billion mall-based retailer that sells denim and other casual apparel and accessories aimed at young men and women. Prior to joining American Eagle Outfitters, he served in a number of leadership roles across multiple brands for Levi Strauss & Co. from 1988 to 2011. Hanson earned his Bachelor of Science degree in Business and a Bachelor of Arts degree in English Literature from Saint Mary’s College in Moraga, Calif. He attended the Executive Program of Northwestern

University’s Kellogg School of Business for Consumer Marketing.

Schmeling has served as executive vice president and CFO of HSN, Inc., since 2008. The company is a $3 billion interactive multichannel retailer which owns two primary businesses, HSN and Cornerstone Brands. She joined HSN, Inc. in 1994 and has served in a number of leadership roles across the company. Prior to joining HSN, Inc., Schmeling was managing director for Tunstall Consulting and began her career with Deloitte & Touche. She earned a Bachelor of Science degree in Accounting from Florida State University and is a Certified Public Accountant.

About Constellation Brands

Constellation Brands is the world’s leading premium wine company that achieves success through an unmatched knowledge of wine consumers, storied brands that suit varied lives and tastes, and more than 4,400 talented employees worldwide. With a broad portfolio of widely admired premium products across the wine, beer and spirits categories, Constellation’s brand portfolio includes Robert Mondavi, Clos du Bois, Kim Crawford, Inniskillin, Franciscan Estate, Mark West, Ruffino, Simi, Estancia, Corona Extra, Black Velvet Canadian Whisky and SVEDKA Vodka.

Constellation Brands (NYSE: STZ and STZ.B) is a S&P 500 Index and Fortune 1000® company with more than 100 brands in our portfolio, sales in about 100 countries and operations in approximately 40 facilities. The company believes that industry leadership involves a commitment to our brands, to the trade, to the land, to investors and to different people around the world who turn to our products when celebrating big moments or enjoying quiet ones. We express this commitment through our vision: to elevate life with every glass raised. To learn more about Constellation, visit the company’s website at www.cbrands.com.

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